Exhibit 10.11

GESCHÄFTSFUHRER-DIENSTVER TRAG		MANAGING DIRECTOR SERVICE CONTRACT

Zwischen		between

Herrn Holger Felgner		Mr. Holger Felgner

Morgenacker 2, 731 05 Dürnau		Morgenäcker 2, 73105 Dürnau

“Geschäftsführer”		the “Managing Director”

Und		and

Iapetos Ho1ding GmbH		Iapetos Holding GmbH

[Anschrift]		[Address]

“Gesellschaft”		the “Company”

Präambel		Preamble

Herr Felgner war bisher als Arbeitnehmer bei der Team Viewer GmbH (HR-Nr HRB 534075 des Amtsgericht Ulm] beschäftigt. Herr Felgner wurde mit Beschluss vom                zum Geschäftsführer der Gesellschaft bestellt. Ihm obliegt die Geschäftsführung• u11d Vertretung der Gesellschaft. Zwischen der Gesellschaft und dem Geschäftsführer wird mit Zustimmung der Gesellschafter folgender Geschäftsführer -Dienstvertrag (,,Vertrag”) geschlossen.

Mr. Felgner has been employed by Team Viewer GmbH (registered under HRB 534075 with the commercial register of the local court Ulm) as employee. By resolution dated              Mr. Felgner has been appointed as managing director of the Company. He is responsible for the management and representation of the Company. With the approval of the shareholders the Company and the Managing Director hereby enter into the following Managing Director Service Contract (“Contract”).

Aufhebung des bisherigen Arbeitsvertrags:

Mit Abschluss dieses Vertrags endet das zwischen dem Geschäftsführer und Team Viewer GmbH bestehende Arbeitsverhältnis zu dem im Abschnitt 2.1 genannten Datum. Alle weiteren Vereinbarungen zwischen dem Geschäftsführer und der Gesellschaft und werden durch diesen Vertrag ersetzt.

Termination of the employment relationship:

By entering into this Contract, the existing employment relationship between the Managing Director and Team Viewer GmbH. shall be terminated as of the date as set forth in Section 2.1. All other agreements between the Managing Director and the Company shall be replaced by this Contract.

§ 1.	Aufgaben und Pflichten	1.	Duties and Obligations

1.1.	Der Geschäftsführer führt die Geschäfte der Gesellschaft gemeinsam mit etwaigen weitern Geschäftsführer nach Maßgabe der	1.1	The Managing Director shall manage the affairs of the Company ‘together with possible other Managing

	Gesetze, des Gesellschäftsvertrages, einer etwaigen Geschäftsordnung über die Geschäftsführung und dieses Vertrages. Er hat den Weisungen der Gesellschafter Folge zu leisten.		Directors in accordance with the laws, the by-laws of the Company, the rules of procedure regarding the management and this Contract. He shall comply with the instructions given by the shareholders.

1.2.	Der Geschäftsführer hat die Geschiifte1.2 der Gesellschaft: mit der Sorgfalt eines ordentlichen .Kaufmanns zu führen. Er nimmt die Rechte und Pflichten eines Arbeitgebers im Sinne des Arbeits-, Sozial- und Steuerrechts wahr.	1.2

The Managing Director shall manage the affairs of the Company with the diligence of a prudent businessman. He shall exercise the rights and duties of an employer within the meaning of the labour, social and tax laws.

1.3.	Die Gesellschaft kann weitere Geschäftsführer bestellen und die Aufgabenbereiche und Vertretungsregelungen aller Geschaftsfuhrer auftenen und neu verteilen. Der Geschiifts:fiih- rer ist verpflichtet, mit Mitgeschiifl:sfiihrem kollegial und ko operativ zusammenzuarbeiten. Die Festlegung der Vertretungsbe:!Ugnisse det Geschäftsführer erfolgt durch die Gesellschafter und kann jederzeit gesändert werden.	1.3

The Company may appoint further managing directors and may split and newly distribute the responsibilities and the rules of representation of all managing directors. The Managing Director has the obligation to cooperate with any other managing director in a loyal and supportive manner. The powers of representation of each managing director will be determined by the shareholders and may be amended at any time.

1.4.

Der Geschäftsführer kann aufgrund dieses Vertrages auch als Geschäftsführer für andere Gesellschaften der TeamViewer-Gruppe oder mit der Gesellschaft verbundene Gesellschaften eingesetzt werden, vorausgesetzt, diese Gesellschaften haben ihren satzungsmäßigen Sitz und ihren Verwaltungssitz in der Bundesrepublik Deutschland. In diesem Fall ist er auch gegenüber der Gesellschaft verpflichtet, die Geschäfte der anderen: Gesellschaften der TeamViewerGruppe oder mit der Gesellschaft verbundene Gesellschaften mit der Sorgfalt eines ordentlichen Kaufmanns zu führen und die ihm dort nach Gesetz, Satzung und Geschäftsführung obliegenden Pflichten gewissenshaft zu erfüllen, sowie den Weisungen der Gesellschafterversammlung der verbundenen Gesellschaft Folge zu leisten. Soweit der Geschäftsführer Tätigkeiten für andere Gesellschaften nach diesem Abschnitt übernimmt, ist die D&O Versicherung (§ 11) auf die Tätigkeiten des Geschäftsführers für diese Gesellschaften auf

		1.4

The Managing Director on basis of this Contract can also be appointed managing director of other companies of the TeamViewer-Group or companies which are affiliated with the Company and have its statutory seat in Germany. In the case, the Managing Director should be obliged, also with respect to the Company to manage the affairs of the other companies of the TeamViewer-Group or affiliated companies with the diligence of a prudent businessman and in accordance with the laws, the by-laws and rules of procedure regarding the management of the affiliated company, and to comply with instructions given by the shareholder of the affiliated company. If the Managing Director is entrusted with additional tasks under this Subsection 1.4, he shall also he covered by D & O insurance protection at the Company’s costs whereby the cap of the insurance premium as set forth in Subsection 11(2) shall not apply in this respect.

	Kosten der Gesellschaft zu erstrecken, auch wenn da durch der in § 11 Abs. 2 genannte Höchstbetrag überschritten wird.

§ 2.	Beginn und Dauer des Vertrages, Kündigung, Freistellung, Altersgrenze	2.	Commencement and Term of the Contract, Termination, Release from Work, Age Limit

2.1.	Der Vertrag beginnt am 1 Oktober 2010. Der Vertrag ist unbefristet abgeschlossen.	2.1	This Contract commences on 1 October 2010. This Contract is made for an indefinite period of time.

2.2.	Der Vertrag kann von beiden Parteien unter Einhaltung einer Kündigungsfrist von sechs Monaten zum Monatsende gekündigt werden, jedoch frühestens mit Wirkung zum 31 Dezember 2011.	2.2	The Contract may be terminated by either party in compliance with a notice period of six months to the end of a month, however, at the earliest with effect as of 31 December 2011.

2.3.	Das Recht zur außerordentlichen fristlosen Kündigung aus wichtigem Grund bleibt unberührt.	2.3	This shall not affect the right of either party to terminate the Contract extraordinarily without notice for good cause.

2.4.	Die Kündigung bedarf der Schriftform.	2.4	Notice of termination must be given in writing.

2.5.	Die Bestellung zum Geschäftsführer 2.5 kann durch Beschluss der Gesellschafter jederzeit widerrufen werden (Abberufung).	2.5	The appointment as managing director may be revoked at any time by means of a resolution taken by the shareholders (removal).

	Erfolgt die Abberufung aus wichtigem Grund, gilt dies zugleich als außerordentliche fristlose Kündigung dieses Vertrages.		If the removal is made for good cause, this shall simultaneously be deemed an extraordinary termination without notice hereof.

2.6.	Die Gesellschaft ist im Fall der Kündigung — gleichgültlig von welcher Seite und aus welchem rechtsgrund —berechtigt, den Geschäftsführer mit sofortiger Wirkung widerruflich oder undwiderruflich von seiner Verpflichtung zur Dienstleistung unter Fortzahlung der Vergütung und ggf unter Anrechnung auf etwaige noch offene Urlaubsansprüche freizustellen.	2.6

In the event of a notice of termination being issued by either side for whatever legal reason, the Company is entitled to irrevocably/revocably release the Managing Director from his obligation to work with immediate effect, provided that payment of remuneration is continued, while taking into consideration any outstanding vacation entitlements where appropriate.

Das Recht zur .Freistellung besteht insbesondere im Palle einer Kiindi¬gung des Dienstverhaltnisses, wenn der Gesellschaft eine Weiterbeschafti¬gung des Geschaftsfahrers bis zurn Ablauf der KandigungSfrist nicht mehr zumutbar ist, aus betrieblichen und/oder organisatorischen

The right to such release will obtain, in particular, in case of dismissal or resignation from Service if the Company can no longer be reasonably expected to continue employing the Managing Director up through expiry of the regular notice period, for business and/or organisational

Griinden kein ‘13eschafligungsbedarf fur den. Geschaftsfiihrer mehr besteht aus Grander] im Verhalten oder in der Person des. Gesch4stiihrers das Ver-trauensverhaltnis gesthrt ist, zurn Schutz des Betriebsfriedens, zum Schutz von Arbeitnelunern, zum, Schutz von Kitndenbeziehungen so¬wie aus Griinden der Wahrung und Si-Cherung von Betriebs- und Geschafts¬geheirnniSsen und sonstiger vettrauli¬cher Betriebsangelegenheiten. Eine Freistellung kommt auch in anderen vergleichbaren Fallen in Bentacht, in denen ein berechtigtes Interesse der Gesellschaft besteht, den Ge-schaftstiihrer nicht zu beschiftigen.

reasons there is no more need of employment for the Managing Director, for the reasons that the relationship of trust has been disturbed by the Managing Director’s actions or by factors having to do with his person, to protect company harmony, to protect employees, to protect customer relations as well as for reasons of protecting and securing operational and business secrets and other confidential company matters. Release is also to be contemplated in other comparable cases in which the Company has a legitimate interest in not employing the Managing Director.

2.7.	Der Vertrag endet, ohne dass es einer Kündigung bedarf, spätestens mit Ablauf des Monats, in detr1 die Alters grenze für den Bezug einer’ gesetzlichen Regelaltersrente erreicht ist.	2.7	The Contract ends at the latest, without any notice of termination being required, upon expiry of the month in which the Managing Director reaches the statutory retirement age.

§ 3.	Zustimmungspflichtige Geschäfte	3.	Transactions Requiring Approval

3.1.	Die Befugnis zur Geschäftsführung umfasst die Vornahme aller Maßnahmen im Rahmen des gewöhnlichen Geschäftsbetriebes der Gesellschaft;	3.1	The power to manage the affairs of the Company includes any and all actions and measures within the framework of the Company’s ordinary course of business.

3.2.	Zur Vornahme von Maßnahmen, welche über den gewöhnlichen, Geschäftsbetrieb der Gesellschaft hinausgehen, ist die vorherige ausdrückliche Zustimmung der Gesellschafter einzuholen. Dies gilt insbesondere für solche Maßnahem, die in der Satzung der Gesellschaft, in der Geschäftsordnung oder durch Beschluss der Gesellschafter als zustimmungsbedürftig bezeichnet sind.	3.2

With respect to any transactions which go beyond the Company’s ordinary course of business, the Managing Director shall obtain the prior express approval from the shareholders. This applies particularly to those transactions which the Company’s By-laws, the rules of procedure or any resolution of the shareholders define(s) as requiring approval.

§ 4.	Arbeitszelt und Nebentätigkeit	4.	Working hours and Side-line Activities

4.1.	Der Geschäftsführer hat seine vo11e Arbeitskraft sowie sein ganzes Wissen und Können in die Dienste der Gesellchaft zu stellen. Die Einteilung der Arbeitszeit bestimmt sich nach den betrieblichen Erfordernissen. In diesem Rahmen ist der Geschäftsführer auch verpflichtet, für die Gesellschaft an Samstagen, Sonn- und	4.1

The Managing Director shall dedicate to the Company his full working capacity as well as all of his knowledge and skills. The working hours shall depend on the operational requirements. The Managing Director shall therefore be obliged to work for the Company also on Saturdays,

	Feiertagen tätig zu sein.		Sundays and public holidays.

4.2.	Die Übernahme einer entgeltlichen oder unentgeltlichen Nebentätigkeit bedarf der vorherigen schriftlichen Zustimmung der Gesellschafter.	4.2	The assumption of any side-line engagement, whether or not against payment, shall require the prior written consent of the shareholders.

	Der Geschäftsführer darf insbesondere Ämter in Aufsichtsorganen anderer Gesellschaften nur nach vorheriger Zustimmung der Gesell-schafter übernehmen.		The Managing Director may in particular assume any offices in supervisory bodies of other entities only subject to the prior written consent of the shareholders.

§ 5.	Vergütung	5.	Compensation

5.1.	Der Geschäftsführer erhält ein festes Jahresgehalt in H:ohe von EUR 180.000 brutto (,,Festgehalt”). Das Festgehalt wird in zwölf gleichen Raten jeweils zum Ende eines Kalendermonats bargeldlos auf ein vom Geschäftsführer anzugebendes Konto überwiesen. Wen der Vertag im Laufe eines Kalenderjahres beginnt oder endet, entsteht ein anteiliger Vergütungsanspruch.	5.1

The Managing Director receives a fixed annual gross salary of EUR 180,000 (the “Fixed Salary”). The Fixed Salary will be transferred electronically in twelve equal installments at the end of each calendar month to a bank account named by the Managing Director. If this Contract commences or ends during a calendar year, the salary claim will arise pro rata temporis.

5.2.	Die Gesellschaft zahlt, soweit gesetzlich vorgeschrieben, die erforderlichen Sozialversicherungsbeiträge, insbesondere die Beiträge zur Rentenversicherung, Arbeitslosenversicherung, Krankenversicherung und Pflegeversicherung an den Geschäftsführer. Ist der Geschäftsführer privat versichert, zahlt die Gesellschaft gegen Vorlage eines angemessenen Nachweises 50% der Beiträge zu dieser Krankenversicherung, höchstens jedoch den Betrag der im Falle einer Versicherung des Geschäftsführer bei der örtlichen gesetzlichen Krankenversicherung AOK zu zahlen wäre.	5.2

The Company will pay to the Managing Director the employer’s social security contributions as required under applicable laws, in particular the contributions to the pension insurance, the unemployment insurance, the health insurance and the nursing care insurance. If the Managing Director is insured in a private health insurance, the Company will, upon submission of adequate proof, pay 50% of the contributions to such health insurance but not more than the amount which would have to be paid, if the Managing Director was covered by the local AOK statutory health insurance.

5.3.	Mit dieser Vergütung ist die gesamte Tätigkreit des Geschäftsführers für die Gesellschaft oder im Auftrag Gesellschaft oder für eine andere Gesellschaft der TeamViewer-Gruppe oder ein mit der Gesellschaft verbundenes Unternehmen abgegolten. Sofern Vergütungsansprüche gegen solche Gesellschaften entstehen, werden diese auf die nach diesem Vertrag zu zahlende Vergütungsansprüche gegen solche	5.3

This compensation shall cover the Managing Director’s entire services for the Company or on behalf of the Company, another company of the TeamViewer-Group or for affiliated companies. Any arising remuneration claims vis-a-vis these companies shall be set-off against the remuneration payable under this Contract. He shall not be entitled to any additional compensation for extra hours, work on

Gesellschaften entstehen, werden diese auf die nach diesem Vertrag zu zahlende Vergütung angerechnet. Ein Anspruch auf zusätzliche Vergütung von Mehr-, Samstags-, Sonntags- und Feiertagsarbeit und auf Urlaubs- sowie Weihnachtsgeld oder 13. Monatsgehalt besteht nicht.

			Saturdays, Sundays and public holidays or to any vacation allowance or Christmas allowance or a thirteenth monthly salary.

5.4.	Die Gesellschaft kann dem Geschäftsführer einen freiwilligen Bonus gewähren.	5.4	The Company can grant the Managing Director a voluntary bonus.

5.5.	Her Felgner kann an einem Option Plan der TeamViewer-Gruppe beteilight werden. Ein Anspruch ist mit dieser Bestimmung nicht verbunden.	5.5	Mr. Felgner may participate in a stock option plan of TeamViewer-Group, whereby it is agreed that this Section shall not constitute any claim.

§ 6.	Freiwilligkeit sonstiger Leistungen	6.	Voluntary Benefits

Eine Gewährung sonstiger Leistungen (z B. Weihnachtsgeld, 13. Gehalt) durch die Gesellschaft erfolgt freiwillig und mit der Maßgabe, dass auch mit einer wiederholten Zahlung kein Rechtsanspruch für die Zukunft begründet wird. Die Gesellschaft entscheidet gegebenenfalls in jedem Jahr neu, ob und in welcher Höhe sonstige Leistungen gewährt werden.

Any additional benefits granted by the Company (e.g.: Christmas bonus, 13th monthly salary) will be granted on a voluntary basis and subject to the proviso that even repeated payments shall not give rise to future claims for such payments. In each year, the Company will decide new if and in what amount additional benefits will be awarded.

§ 7.	Dienstwagen	7.	Company Car

7.1.	Fall der Geschäftsführer dies wünsch, stellt die Gesellschaft dem Geschäftsführer zu dienstlichen Zwecken einen Dienstwagen zur Verfügung, dessen Leasingrate plus Versicherungen den Betrag von monatlich EUR 750,00 netto bei einer Jahreslaufleistung von 30.000 km nicht übersteigt.	7.1

Upon Managing Director’s request, for business purposes, the Company shall make available to the Managing Director a company car. Lease cost plus insurance shall not exceed EUR 750.00 net per month on the basis of a mileage of 30,000 km per year.

7.2.	Der Geschäftsführer darf den Dienstwagen auch privat nutzen. Er trägt auf die Privatnutzung anfallende Steuern.	7.2	The Managing Director may use the company car for his private purposes. He shall bear the taxes on the private use.

7.3.	Am Ende des Dienstverhältnisses gibt der Geschäftsführer den Dienstwagen unverzüglich in ordnungsgemäßem Zustand und mit allen Papieren Schlüsseln und sämtlichem Zubehör am Sitz der Gesellschaft zurück. Zurückbehaltungsrechte bestehen nicht.	7.3

At the end of the service relation, the Managing Director shall return the company car to the Company’s seat in its proper condition and with all documents, keys and accessories. Any rights of retention are excluded.

7.4.	Im Fall der Freistellung ist der Geschäftsführer verpflichtet, den Dienstwagen unverzüglich in ordnungsgemäßen Zustand und mit allen Papieren, Schlüsseln und sämtlichem Zubehör am Sitz der Gesellschaft zurückzugeben. In diesem Falle hat der Geschäftsführer keinen Anspruch auf Nutzungsentschädigung. Zurückbehaltungsrechte bestehen nicht.	7.4

In the event of a release from work, the Managing Director is obliged to return the company car to the Company’s seat in its proper condition and with all documents, keys and accessories. In this case the Managing Director is not entitled to a compensation for loss of use. Any rights of retention are excluded.

§ 8.	Urlaub	8.	Holiday

8.1.	Dem Geschäftsführer steht jährlich ein Anspruch auf bezahlten Erholungsurlaub von 28 Arbeitstagen zu.	8.1	The Managing Director shall be entitled to 28 working days of paid vacation each year.

8.2.	Bei der Zeitlichen Festlegung des Urlaubs sind di geschäftlichen belange der Gesellschaft zu berücksichtigen. Lage und dauer des Urlaubes ist zudem vorab mit einer von den Gesellschaftern zu benennenden Person abzustimmen.	8.2

The vacation shall be timed in such a manner that the business interests of the Company will be taken into consideration. The time and duration of each vacation shall also be agreed upon in advance with the person appointed by the shareholders.

§ 9.	Dienstverhinderung, Vergütung bei Dienstverhinderung	9.	Incapacity to Work, Remuneration in Case of Incapacity to Work

9.1.	Der Geschäftsführer ist verpflichtet, der Gesellschaft jede Verhinderung und deren voraussichtliche Dauer unverzüglich unter Angabe der Gründe mitzuteilen. Bei Erkrankung hat er der Gesellschaft auf Verlangen/spätestens nach drei Tagen ein ärztliches Attest vorzulegen.	9.1

The Managing Director is obliged to inform the Company without undue delay of any temporary incapacity to work, the period of time such incapacity is likely to last and the reasons for such incapacity. In case of illness, the Managing Director shall provide the Company a medical certificate upon request/after three days at latest.

9.2.	Im Falle der Erkrankung oder einer sonstigen unverschuldeten Dienstverhinderung wird dem Geschäftsführer sein Festgehalt Für die Dauer von drei Monaten fortgezahlt, längstens jedoch bis zum Ende des Dienstverhältnisses. Etwaige aufgrund der Dienstverhinderung von dritter Seite gezahlte Geldleistungen werden auf diese Zahlung angerechnet.	9.2

In the event of his illness or other inability to work not due to his fault, the Managing Director will continue to receive his Fixed Salary fort he term of three months, but no longer than the end of the employment. Any monies paid by third parties due to his inability to work will be set off against such payment.

§ 10.	Erstattung von Aufwendungen	10.	Reimbursement of Expenses

10.1.	Die Gesellschaft erstattet dem Geschäftsführer angemessene Spesen und sonstige Aufwendungen, die im Rahmen	10.1	The Company will reimburse to the Managing Director any appropriate cost and expenses to be incurred by him in the

	ordnungsgemäßer Erfüllung dieses Vertrages für die Gesellschaft angefallen sind.		context of his proper performance of this Contract fort he Company.

10.2.	Die Erstattung erfolgt entweder gegen Einzelnachweis oder pauschal gemäß den jeweils steuerlich zulässigen Höchstsätzen.	10.2	Such reimbursement will be made either against specific proof of the expenses or as a lump-sum according to the maximum amounts admissible under tax low.

§ 11.	Geschäftsführer-Haftpflichtversicherung	11.	D & O Insurance

11.1.

Die Gesellschaft verpflichtet sich, zugunsten des Geschäftsführers eine Geschäftsführer-Haftpflichtversicherung (,,D&O-Versicherung”) bei einer Versicherungsgesellschaft mit Sitz in der Bundesrepulik Deutschland mit einer Gesamt-Versicherungssumme von mindestens EUR 10,000,000,- (zehn Millionen) unter Einschluss der Haftung des Geschäftsführers aus Tätigkeiten für die Gesellschaft und die Team Viewer GmbH abzuschließen. Die Versicherung hat sowohl Ansprüche Dritter, die im Zusammenhang mit seiner Geschäftsführer erhoben werden als auch Ansprüche der Gesellschaft und der Team Viewer GmbH gegen den Geschäftsführer abzudecken. Die Verpflichtung, der Gesellschaft die D&O Versicherung auf Gesellschaften zu erstrecken, für die der Geschäftsführer nach Maßgabe von Abschnitt 1.4 tätig wird, bleibt unberührt.

		11.1

The Company shall provide the Managing Director third party liability insurance (D & O Insurance) in favour of the Managing Director with an aggregate insurance coverage of not less than EUR 10,000,000 (ten million), whereby the insurance company shall have its seat in Germany. The insurance shall cover claims of third parties against the Managing Director which are in connection with his managing director’s services for the Company and Team Viewer GmbH as well as Claims of the Company or TeamViewer GmbH against the Managing Director. The Company’s obligation to extent the D & O Insurance to Companies for which the Managing Director performs tasks in accordance with the above Subclause 1.4 shall remain unaffected.

11.2.	All Kosten im Zusammenhang mit dem Abschluss des Versicherungsvertrages werden bis zum Höchstbetrag von EUR 245.000,00 p.a. von der Gesellschaft getragen.	11.2	All costs in the context of the conclusion of the insurance contract shall be borne by the Company up to a maximum annual premium of EUR 25,000.00.

11.3.	Die Gesellschaft verpflichtet sich, dem Geschäftsführer nach Abschluss eine Kopie der Versicherungsunterlagen zu überlassen, welche der Geschäftsführer auch nach dem Ausscheiden behalten darf.	11.3

The Company shall provide the Managing Director with a copy if the insurance documents as soon as the insurance contract has been concluded. The right of the Managing Director to retain such copy shall survive the termination of this Agreement.

§ 12.	Verschwiegenheitspflicht	12.	Duty of Confidentiality

12.1.	Der Geschäftsführer ist verpflichtet, sämtliche vertraulichen Angelegenheiten, insbesondere Betriebs- und Geschäftsgeheimnisse der Gesellschaft, anderer Gesellschaften der TeamViewer-Gruppe und mit der Gesellschaft verbundener unternehmen, die ihm wegen oder im Zusammenhang mit seiner Tätigkeit für diese bekannt gewrden sind, streng geheim zu halten.	12.1

The Managing Director is obliged to observe strict confidentiality in respect of all confidential matters of the Company, other companies of the TeamViewer-Group or any affiliated companies, which became known to him due to or in connection with his services for them, in particular trade or business secrets.

Die Verschwiegenheitspflicht betrifft auch die Kunden der Gesellschaft, die mit ihnen abgewickelte Geschäfte und Umsätze, die Umsatz- und Ergebnisplanungen der Gesellschaft sowie die in den Budgets/Businessplänen festgelegten Daten und Ziele.

The duty of confidentiality also refers to the Company’s customers, the transactions and sales made with such customers, the Company’s plans as to sales and profits as well as the data and targets set forth in the budgets/business plans.

12.2.	iese Verpflichtung gilt auch nach Beendigung des Dienstverhältnisses, gleich aus welchem Grund, unbefristet fort.	12.2	This obligation also survives the termination of the employment for an unlimited period of time, regardless of the reason for termination.

§ 13.	Eigentum, Rückgabe von Gegenständen, Löschung von Kopien	13.	Ownership, Return of Objects, Deleting Copies

13.1.	Alle dem Geschäftsführer zu Verfügung gestellten. Gegenstände, sowie alle die Gesellschaft berührenden Unterlagen und Daten der Gesellschaft, unabhängig davon, wer diese erstellt hat und in welcher Form oder auf welchen Datenträgern, verbleiben im Eigentum der Gesellschaft.	13.1

All objects, all documents affecting the Company and all data belonging to the Company, irrespective of the facts who has created them and in which design or on which data media, and made available to the Managing Director remain property of the Company.

13.2.	Unverzüglich auf Verlangen der Gesellschaft, spätestens bei Beendigung des Dienstverhältnisses hat der Geschäftsführer sämtliche Gegenstände, Unterlagen und Daten der Gesellschaft einschließlich etwaiger Abschriften oder Kopien, welche sich in seinem Besitz befinden, vollständig an die Gesellschaft herauszugeben und elektronisch gespeicherte Kopien hiervon zu löschen. Gleiches gilt für	13.2

The Managing Director must fully return to the Company all objects, documents and data in his possession, but belonging to the Company, immediately upon being requested to do so by the Company, but at the end of the employment relationship at the latest including reproductions and copies, and delete any electronic copies thereof. The same applies to objects, documents and data prepared by the Managing Director or received from third patties in the course of his employment.

13.3.	Über die Vollständigkeit der Herausgabe derartiger Gegenstände, Unterlagen und Daten sowie das Löschen der Kopien hat der Geschäftsführer der Gesellschaft auf Verlangen eine schriftliche Erklärung abzugeben.	13.3

If requested to do so by the Company, the Managing Director must provide the Company with a written statement confirming that all such items, documents and data have been returned and any electronic copies deleted.

13.4.	Die Geltendmachung von Gegenansprüchen oder eines Zurückbehaltungsrechts durch den Geschäftsführer ist ausgeschlossen.	13.4	Any right of the Managing Director to assert counter-claims or exercise rights of retention are hereby excluded.

§ 14.	Abschließende Vereinbarung, Schriftform, Salvatorische Klausel, Anwendbares Recht	14.	Final Provisions, Written Form, Salvatory Clause, Applicable Law

14.1.	Dieser Vertrag samt Anlagen in der jeweils gültigen Fassung enthält sämtliche Vereinbarungen der Parteien hinsichtlich der Bestimmungen und Bedingungen des Dienstverhältnisses.	14.1

This Contract, together with its annexes, each as amended, contains all agreements between the parties regarding the terms and conditions of the employment. It replaces any previous agreements or contractual claims.

	(Mündliche) Nebenabreden sind nicht getrofferi.		No (verbal) side agreements have been made.

14.2.	Ergänzungen und Änderungen dieses Vertrages bedürfen der Schriftform, sofern sie nicht auf einer ausdrücklichen oder einer individuell ausgehandelten Abrede beruhen. Auch die Aufhebung dieses Schriftformerfordernisses bedarf der Schriftform.	14.2

Unless resulting from an agreement expressly made or individually negotiated, modifications of or additions to this Contract must be in writing. Any waiver of this written form clause must also be in writing.

14.3.	Sollte eine Bestimmung dieses Vertrages rechtsunwirksam sein oder werden, so wird hierdurch die Wirksamkeit des Vertrages im Übrigen nicht berührt In einem solchen Falle sind die Parteien verpflichtet, eine Regelung zu treffen, die der gewollten Bestimmung wirtschaftlich am nächsten kommt. Dies gilt auch für den Fall, das eine Regelungslücke besteht.	14.3

If any provision of this Contract is or becomes invalid, the, other provisions of this Contract shall remain in fall force and effect. In such case, the parties are obligated to agree on a provision which comes closest to what was economically intended under such provision. This shall also apply in case of a gap.

14.4.	Auf diesen Vertrag und alle daraus resultierenden, das nur die deutsche Version dieses Vertrages bindend ist. Ausschließlicher Gerichtsstand ist Göppingen.	14.4

This Contract and any legal disputes arising from of it are governed by the laws of the Federal Republic of Germany. The parties agree that only the German version of this Agreement is binding. Place of venue shall be Göppingen.

(Ort, Datum / Place, date)

(für/for: Iapetos Holding GmbH, vertreten durch ihrer alleinige Gesellschafterin / represented by ist sole shareholder

[Vorname/First Name] [Name/Name], [Funktion/Role])

/s/ Göppingen, 27.09.2010
(Ort, Datum / Place, date)

/s/ Holger Felgner

(Holger Felgner)

Für die Aufhebung des bisherigen Arbeitsverhältnisses / For the termination of the current employment relationship:

(Ort, Datum / Place, date)

(Team Viewer GmbH)

9/27/2010
(Ort, Datum / Place, date)

/s/ Jeff Horing
(für/for: Iapetos Holding GmbH, vertreten durch ihrer alleinige Gesellschafterin / represented by ist sole shareholder / (ihren Beirats vorsi zendem / the Chairman of its Advisory Board)

[Vorname/First Name] [Name/Name], [Funktion/Role])

/s/ Göppingen, 27.09.2010
(Ort, Datum / Place, date)

/s/ Holger Felgner

(Holger Felgner)

Für die Aufhebung des bisherigen Arbeitsverhältnisses / For the termination of the current employment relationship:

(Ort, Datum / Place, date)

(Team Viewer GmbH)